As filed with the Securities and Exchange Commission on November 7, 2022

Registration No. 333-228664

Registration No. 333-230471

Registration No. 333-234583

Registration No. 333-248086

Registration No. 333-261286

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-228664

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-230471

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-234583

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-248086

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-261286

UNDER

THE SECURITIES ACT OF 1993

U.S. WELL SERVICES HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	81-1847117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Telephone: (254) 776-3722

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Willette

Secretary

333 Shops Boulevard, Suite 301

Willow Park, Texas 76087

Telephone: (254) 776-3722

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Samuel P. Williams, Esq.

James E. Bedar, Esq.

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

(617) 856-8200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of U.S. Well Services Holdings, LLC, a Delaware limited liability company (formerly U.S. Well Services, Inc.) (the “Registrant”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof:

•	Registration Statement on Form S-3 (No. 333-228664), filed with the SEC on December 4, 2018, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on December 19, 2018;

•	Registration Statement on Form S-3 (No. 333-230471), filed with the SEC on March 22, 2019;

•	Registration Statement on Form S-3 (No. 333-234583), filed with the SEC on November 8, 2019;

•	Registration Statement on Form S-3 (No. 333-248086), filed with the SEC on August 18, 2020; and

•	Registration Statement on Form S-3 (No. 333-261286), filed with the SEC on November 23, 2021.

On November 1, 2022 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated as of June 21, 2022, by and among the Registrant, ProFrac Holding Corp., a Delaware corporation (“ProFrac”), and Thunderclap Merger Sub I, Inc., a Delaware corporation and an indirect subsidiary of ProFrac (“Merger Sub”), the Registrant completed its previously announced merger whereby Merger Sub merged with an into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation and an indirect subsidiary of ProFrac.

Following the completion of the Merger, the newly constituted board of directors of the Registrant approved, and recommended that the sole stockholder of the Registrant approve, a Certificate of Conversion and a Certificate of Formation to effect the conversion of the Registrant from a Delaware corporation to a Delaware limited liability company (the “Conversion”) and a change in the Company’s name to U.S. Well Services Holdings, LLC, which was subsequently approved by the sole stockholder of the Registrant following the consummation of the Merger. The Conversion was effective as of November 1, 2022 pursuant to the filing of a Certificate of Conversion with the Secretary of State for the State of Delaware.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all securities registered under the Registration Statements which remained unsold as of the Effective Date and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Park, State of Texas, on November 7, 2022.

U.S. WELL SERVICES HOLDINGS, LLC

By:	/s/ Robert J. Willette
Name: Robert J. Willette
Title: Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.